UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Amonett, Thomas N.
   5051 Westheimer
   Suite 725
   Houston, TX  77056
2. Issuer Name and Ticker or Trading Symbol
   American Residential Services, Inc.
   ARS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 31, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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 Employee Stock Option|$14.75  |10/31|A   |V|250,000    |A  |10/31|10/31|Common Stock|250,000|       |250,000     |D  |            |
 (right to buy)       |        |/97  |    | |           |   |/98* |/07  |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.001 per sh|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |are         |       |       |            |   |            |
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Employee Stock Option |$14.75  |10/31|A   |V|30,675     |A  |6/1/9|10/31|Common Stock|30,675 |       |30,675      |D  |            |
(right to buy)        |        |/97  |    | |           |   |8**  |/02  |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.001 per sh|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |are         |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* The option vests 20% one year from grant date and 20% annually thereafter.
** The option vests 100% on June 1,
1998.
SIGNATURE OF REPORTING PERSON
Thomas N. Amonett
DATE
November 10, 1997